Execution version

ISIN: NO 001 0786056

Amendment Agreement

to

the Bond Agreement

between

Golar LNG Partners LP

and

Nordic Trustee AS

on behalf of

the bondholders

in the bond issue identified as

FRN Golar LNG Partners LP senior unsecured USD 250,000,000 bonds 2017/2021

THIS AMENDMENT AGREEMENT (the “Amendment Agreement”) is dated 8 May 2020 and made between

(1)Golar LNG Partners LP (a limited partnership company existing under the laws of Marshall Islands with registration number 950020 and LEI-code 213800RHYQNJR5AC9P81) as issuer (the “Issuer”); and
(2)Nordic Trustee AS (a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85) as bond trustee (the “Bond Trustee”).
Capitalised terms used but not defined herein shall have the meaning ascribed to such term in the Bond Agreement (as defined below).
1.1The Scope of the Amendment Agreement
(A)Pursuant to a bond agreement dated 10 February 2017 (the “Bond Agreement”) for the bond issue identified as “FRN Golar LNG Partners LP senior unsecured USD 250,000,000 bonds 2017/2021” with ISIN NO 001 0786056 the Issuer has issued the Bonds.

(B)Upon the Issuer’s request, a Bondholders’ Meeting was held on 5 May 2020, in which the Bondholders adopted certain resolutions (the “Resolutions”) which approved certain amendments to the terms of the Bond Agreement.

(C)According to the Resolutions, the Bond Trustee is authorised to prepare and enter into an amendment agreement to the Bond Agreement.

(D)This Amendment Agreement has been prepared to document the amendments to the Bond Agreement reflected in the Resolutions.

(E)This Amendment Agreement is a Finance Document.
IT IS AGREED THAT:

2.1Amendments to the Bond Agreement
2.1The Bond Agreement is hereby amended as follows:
2.1.1The following new definitions shall be added to Clause 1.1 (Definitions):
“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.3 (Voluntary early redemption – Call Option) or another date agreed upon between the Bond Trustee and the Issuer for the same purpose.

“Permitted Financial Indebtedness” means a Financial Indebtedness which is incurred (i) for the purpose of repaying an existing Financial Indebtedness, (ii) in the ordinary course of business related to the Group's acquisition of assets by way of secured debt or lease debt from financial institutions, or (iii) an amount not exceeding USD 25,000,000 in aggregate, in each case, provided that the proceeds are not applied (directly or indirectly) to redeem any of the Bonds prior to redemption of the GOLP02 Bonds in full.
“Pro Rata” means a pro rata ratio calculation among the Bonds and the GOLP02 Bonds (calculated on the outstanding nominal amount thereof on 5 May 2020).
“GOLP02 Bonds” means the bonds issued by the Issuer 22 May 2015 in the total amount of USD 150,000,000, such bonds having ISIN NO 001 0736481.
2.1.2The definition of “Margin” in Clause 1.1 (Definitions) shall be amended to read as follows:
“Margin” means 8.10 percentage points per annum.
2.1.3The definition of “Maturity Date” in Clause 1.1 (Definitions) shall be amended to read as follows:
“Maturity Date” means 15 November 2022 adjusted according to the Business Day Convention.
2.1.4 Clause 2.2.1 second paragraph shall be amended to read as follows:
The Bonds will be in denominations of USD 1.00 each and rank pari passu between themselves.
2.1.5 Clause 10.1 (Maturity) shall be amended to read (under a new heading) as follows:
10.1  Redemption of Bonds
(a)the Bonds will be redeemed by the Issuer by way of the following instalments:
(i)on 30 September 2020 (the “First Redemption Date”) in an amount of USD 5,000,000 at a price equal to 100% of the par value of the Bonds redeemed;
(ii)on each Interest Payment Date from (but excluding) the First Redemption Date to (and including) the Interest Payment Date in May 2021, in an amount of USD 5,000,000 at a price equal to 100% of the par value of the Bonds redeemed;
(iii)on each Interest Payment Date from (but excluding) the Interest Payment Date in May 2021 to (but excluding) the Maturity Date, in an amount of

USD 6,250,000 at a price equal to 100% of the par value of the Bonds redeemed; and
(iv)the remaining Bonds shall be redeemed at the Maturity Date at a price equal to 105% of their par value, provided that the amount of each of the instalments set forth in (i), (ii) and (iii) shall be increased to USD 10,000,000 after the GOLP02 Bonds have been redeemed in full.
(b)Instalments payments will be made pro rata to the Bondholders in accordance with the applicable regulations of the Securities Depository.
2.1.6  A new Clause 10.2.3 shall be amended to read as follows:
On the settlement date for the Put Option or, as the case may be, the Call Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, the amount due in settlement of each such Bond and any unpaid interest accrued thereon up to (but not including) the settlement date.
2.1.7  A new Clause 10.3 (Voluntary early redemption - Call Option) shall be inserted and to read as follows:
10.3  Voluntary early redemption - Call Option
(a)The Issuer may redeem all or part of the Outstanding Bonds (the “Call Option”) on any Business Day from (and including):
(i)the Interest Payment Date in May 2020 to (but excluding) the Interest Payment Date in May 2021 at a price equal to 100 per cent. of the par value of the Bonds to be redeemed; and
(ii)the Interest Payment Date in May 2021 to (but excluding) the Maturity Date at a price equal to 105 per cent. of the par value of the Bonds to be redeemed.
(b)Any redemption of Bonds pursuant to Clause 10.3 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.
(c)The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least 10 Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.
(d)Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the Securities Depository.

(e)On the Call Option Repayment Date, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, the value of each such Bond as per (a) above and any unpaid interest accrued thereon up to (but excluding) the Call Option Repayment Date.
2.1.8A new sub-Clause (f) shall be inserted in Clause 13.3 (General Covenants) to read as follows:
(f) Distributions
The Issuer shall not:
(i)declare or make any dividend payment or equity distribution on its common units, whether in cash or kind,
(ii)repurchase any of its units (common or preference) or undertake any other similar transaction (including, but not limited to total return swaps related to its units), or
(iii)grant any loans or make any other distributions or transactions constituting a transfer of value to its common unit holders, collectively referred to as “Distributions”, provided that the restrictions in paragraph (i) - (iii) of this sub-Clause (f) shall not apply to Distributions:
a.in an aggregate amount per common unit (subject to an adjustment for any split of the common units) per annum of USD 0.0808; and
b.corresponding to such amounts in cash raised through the issue of new common units by the Issuer during the remaining term of the Bonds.
2.1.9A new sub-Clause (g) shall be inserted in Clause 13.3 (General Covenants) to read as follows:
(g) Financial Indebtedness
(i)Except as permitted under paragraph (ii) below, the Issuer shall not, and shall procure that no other Group Company shall, incur any additional Financial Indebtedness without applying the proceeds therefrom to redeem the Bonds and the GOLP02 Bonds on a Pro Rata basis.
(ii)Paragraph (i) above shall not prohibit any Group Company to incur, maintain or prolong any Permitted Financial Indebtedness.
3.Amendment Fee

The Issuer shall pay an amendment fee of 0.5% of the par value of the Bonds to the Bondholders no later than on 20 May 2020 (with record date on the end of business on the date of the Bondholders' Meeting) (the “Amendment Fee”). The Amendment Fee is payable whether or not the Effective Date occurs.
4.Conditions Precedent
This Amendment Agreement shall become effective on the date on which the following conditions precedent, in the Bond Trustee’s sole discretion, have been satisfied, delivered or waived (the “Effective Date”):
(a)this Amendment Agreement and the amendment agreement to the bond agreement for the GOLP02 Bonds (collectively, the “Agreements”) having been duly executed by all parties thereto;
(b)certified copies of all necessary corporate resolutions of the Issuer to execute the Agreements having been received;
(c)a certified copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Agreements evidencing such individuals' authority to execute such Finance Documents on behalf of the Issuer having been received;
(d)the Amendment Fee and the corresponding amendment fee for the GOLP2 Bonds having been paid to the Bondholders and the holders of the GOLP02 Bonds; and
(e)legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of the amendment agreements), always provided that the Bond Agreement will remain unchanged (as if the Resolutions had not been made) if the conditions precedent for the Effective Date set out above have not been satisfied (or waived) 10 Business Days after the Bondholders’ Meeting and the corresponding meeting of the holders of the GOLP02 Bonds.
5.Confirmation of the Bond Agreement
Except as expressly amended by the Resolutions and documented by this Amendment Agreement, the Bond Agreement and the other Finance Documents shall remain in full force and effect. Any reference in any Finance Document to the Bond Agreement shall be a reference to the Bond Agreement as amended by this Amendment Agreement.
6.Dispute resolution and legal venue
This Amendment Agreement shall be governed by Norwegian law and Clause 18.7 (Dispute resolution and legal venue) of the Bond Agreement shall apply hereto as if inserted herein and as if references to this “Bond Agreement” were references to this Amendment Agreement.

***
(signature page follows)

SIGNATORIES:

Issuer:	Bond Trustee:
Golar LNG Partners LP	Nordic Trustee AS

By: /s/ Karl Fredrik Staubo	By: /s/ Lars Erik Lærum
Name: Karl Fredrik Staubo	Name: Lars Erik Lærum
Title: Chief executive officer	Title: Director, Corporate Bond and Loan Transactions

This Amendment Agreement has been executed in – 2 – two - copies (originals), of which the Parties hereto keep one each.